CONTRACT FOR PRODUCTION OF GENERATOR SYSTEMS

Date: January 13, 2005

Parties:

AERO MARINE ENGINE, INC., (hereinafter Aero Marine)
One World Trade Center
121 SW Salmon Street, Suite 1100
Portland, OR 97204

ADAPTIVE PROPULSION SYSTEMS, (hereinafter APS)
381 Old Riverhead Road, Suite 12
Washington Beach, NY 11978

RECITALS:

1. Aero Marine owns axial vector engine technology, which has been licensed to APS under a Joint Venture Agreement signed in August 2004. APS is currently in development of a multi-fuel (JP5, JP8 and Diesel) 100 HP axial vector engine leveraging licensed technology from Aero Marine and developing enabling technologies to bring the axial vector engine to the next level. These enabling technologies include electronic valves/control, electronic multi-fuel injection/control, single fluid cooling, hydraulic actuation and lubrication, zero backlash gearbox and “Starterless” operation. These design advances shall permit optimized operation and create flexibility with regard to power generation, pneumatic and hydraulic generation with additional developmental efforts based upon the scaleable technology advances.

2. Aero Marine has made its intentions clear as to aggressively pursuing development of a product family of portable, semi portable and fixed power generation equipment. These products shall fulfill market voids for economical multi-fuel generators in the 7.5 kW, 15 kW, 25 kW, 50 kW, 100 kW, 200 kW and 1 MW power output range. Aero Marine intends to conduct a full product launch during the Power Gen International trade show in Las Vegas, NV on 06 - 08 DEC 05. It is envisioned to have all developed products completed and ready for unveiling at said trade show.

3. A significant opportunity exists to create a multi-role power generation system that also includes the ability to generate compressed air and / or hydraulic power from a single unit. This is to be accomplished by using the electronic control system and these unique pneumatic and hydraulic generation modules on “half” of the engine. These modules shall also be created as part of this effort.

4. Aero Marine has requested of APS a proposal for the above-mentioned product line with a timeline that meets their product introduction requirements. In addition Aero Marine has requested of APS manufacturing capability of the product line to support multi-level international distribution. APS shall develop said product line as outlined in this proposal and provide manufacturing to fulfill anticipated orders on a cost effective basis to be outlined below.

5. Results of this effort shall to be the creation of a unique cost effective product line for Aero Marine permitting Market penetration and domination.

6. Aero Marine, a Nevada Corporation, is primarily engaged in developing and commercializing the axial vector engine and a multi-role power generator system technology.

7. APS is seeking to market the axial vector engine and the multi-role power generator system technologies for military use by the US and NATO member countries.

8. Aero Marine is seeking to market their multi-role power generator system technologies for potential commercial uses.

9. APS and Aero Marine are desirous of entering into a relationship by way of this Agreement wherein APS will assist Aero Marine in the improvement, marketing and sales of multi-role power generator system for military and commercial uses.

10. All of the above recitals are hereby made an integral part of this Agreement and shall have substantive effect in interpreting the provisions of this Agreement.

Technical Description

The six (6) piston twelve (12) cylinder axial vector engine can be viewed as two engines coupled together. This unique design shall be utilized in the development of the generator product line. The electronic control system shall be leveraged from APS current development while the bulk of the present developmental effort shall center upon valve, injector and overall displacement scaling. In addition power generator units, load balancing and transfer switches shall be developed

7.5 kW Generator

An axial vector engine shall be developed whereas a single “side” of the engine shall develop approximately 11 HP required to turn a 7.5 kW generator rotary generator. All mechanicals from the existing shall be scaled where appropriate. In addition a 7.5kW generator (rotor & stator) shall be developed to provide the 110 VAC 60 Hz power output.

The electronic control system shall be used to provide rotational rate control of the engine while under varying loads. Waterproof GFCI parallel blade “U” ground receptacles shall be present to provide interface to external 110 VAC equipment.

In addition two (2) second “sides” of the engine shall be developed to facilitate an air compressor and hydraulic pump capability as a bolt on feature to the power generation capability. This design shall utilize the additional six pistons for either compressed air or hydraulic power generation and contain an integral storage tank for compressed air as well as a hydraulic fluid reservoir.

15 kW Generator

The 15 kW generator shall be simply utilizing two (2) sides of the 11 HP engine identified above. Each side shall turn the developed 7.5kW rotary generator, as outputs from each shall be inputted to a developed load management circuit. The load management circuit shall balance (rectify) both outputs with regard to voltage and frequency and feed a main output bus. This approach permits both generators to behave as one as seen from the connected devices.

The electronic control system shall be used to provide rotational rate control of the engine while under varying loads. Waterproof GFCI parallel blade “U” ground receptacles shall be present to provide interface to external 110 VAC equipment.

25 kW Generator

An axial vector engine shall be developed whereas a single “side” of the engine shall develop approximately 36 HP required to turn a 25 kW generator rotary generator. All mechanicals from the existing shall be scaled where appropriate. In addition a 25kW generator (rotor & stator) shall be developed to provide the 110 VAC 60 Hz power output.

The electronic control system shall be used to provide rotational rate control of the engine while under varying loads. A waterproof GFCI parallel blade “U” ground receptacle shall be present to provide interface to external 110 VAC equipment as well as hard wired AC terminal strip for wiring into existing AC busses. An AC transfer switch shall also be developed whereby sensing main bus power loss the generator shall be brought online feeding the existing AC bus.

In addition two (2) second “sides” of the engine shall be developed to facilitate an air compressor and hydraulic pump capability as a bolt on feature to the power generation capability. This design shall utilize the additional six pistons for either compressed air or hydraulic power generation and contain an integral storage tank for compressed air as well as a hydraulic fluid reservoir.

50 kW Generator

The 50 kW generator shall be simply utilizing two (2) sides of the 36 HP engine identified above. Each side shall turn the developed 25 kW rotary generator, as outputs from each shall be inputted to a developed load management circuit. The load management circuit shall balance (rectify) both outputs with regard to voltage and frequency and feed a main output bus. This approach permits both generators to behave as one as seen from the connected devices.

The electronic control system shall be used to provide rotational rate control of the engine while under varying loads. A waterproof GFCI parallel blade “U” ground receptacle shall be present to provide interface to external 110 VAC equipment as well as hard wired AC terminal strip for wiring into existing AC busses. An AC transfer switch shall also be developed whereby sensing main bus power loss the generator shall be brought online feeding the existing AC bus.

100 kW Generator

An axial vector engine shall be developed whereas a single “side” of the engine shall develop approximately 144 HP required to turn a 100 kW generator rotary generator. All mechanicals from the existing shall be scaled where appropriate. In addition a 100 kW generator (rotor & stator) shall be developed to provide the 110 VAC 60 Hz power output.

The electronic control system shall be used to provide rotational rate control of the engine while under varying loads. A waterproof GFCI parallel blade “U” ground receptacle shall be present to provide interface to external 110 VAC equipment as well as hard wired AC terminal strip for wiring into existing AC busses. An AC transfer switch shall also be developed whereby sensing main bus power loss the generator shall be brought online feeding the existing AC bus.

In addition two (2) second “sides” of the engine shall be developed to facilitate an air compressor and hydraulic pump capability as a bolt on feature to the power generation capability. This design shall utilize the additional six pistons for either compressed air or hydraulic power generation and contain an integral storage tank for compressed air as well as a hydraulic fluid reservoir.

200 kW Generator

The 200 kW generator shall be simply utilizing two (2) sides of the 144 HP engine identified above. Each side shall turn the developed 100 kW rotary generator, as outputs from each shall be inputted to a developed load management circuit. The load management circuit shall balance (rectify) both outputs with regard to voltage and frequency and feed a main output bus. This approach permits both generators to behave as one as seen from the connected devices.

The electronic control system shall be used to provide rotational rate control of the engine while under varying loads. A waterproof GFCI parallel blade “U” ground receptacle shall be present to provide interface to external 110 VAC equipment as well as hard wired AC terminal strip for wiring into existing AC busses. An AC transfer switch shall also be developed whereby sensing main bus power loss the generator shall be brought online feeding the existing AC bus.

1 MW Generator

The 1 MW generator shall consist of five (5) 200 kW generators as outlined above. A load management circuit shall be present to balance (rectify) all 5 outputs with regard to voltage and frequency and feed a main output bus. This approach permits all generators to behave as one as seen from the connected devices. In addition the load management circuit shall sense the required load and start up or shut down in 200 kW increments thereby enabling cost effectiveness in the situation of less than 1 MW output requirements.

The 1 MW generator shall house the 5 200 kW generators on a single trailer capable of transit over regular highways with no additional special use permits. The housing shall encase all the 200 kW generators and be resistant to anticipated environmental operating conditions while providing protection from vandalism.

As the 1 MW unit has potential deployment capability in third world nations a remote Globalstar GSP-1620 data modem shall be present to monitor output power consumption, unit tracking, permit remote diagnostics and permit remote shut down of the system allowing full incapacitation in the event of outstanding invoices.

A waterproof GFCI parallel blade “U” ground receptacle shall be present to provide interface to external 110 VAC equipment as well as hard wired AC terminal strip for wiring into existing AC busses. An AC transfer switch shall also be developed whereby sensing main bus power loss the generator shall be brought online feeding the existing AC bus.

Risk

Given the maturity of the axial vector engine design and the technologies to be employed for this effort this is categorized as a low risk effort.

Schedule

APS shall develop the above mentioned product line and provide deliverables as outlined 300 Days after receipt of order (ARO). This timeline coincides with the target roll out of the product line at Power Gen International on 06 - 08 DEC 05 if contract for said development is executed by 15 JAN 05.

Manufacturing

As discussed during the recent planning meeting in Orlando APS has agreed to provide manufacturing capability for Aero Marine’s power generation product line.

Manufacturing pricing shall be determined immediately following development and shall be calculated by APS burdened labor rates, material costs, overhead and 8% profit. This is a customary formula, which APS is familiar by providing goods and / or services to the US government.

Rough Order of Magnitude (ROM) Cost

7.5 kW Generator                                                                                          $533,000.00
7.5 kW Air Compressor Head                                                                       $90,000.00
7.5 kW Hydraulic Head                                                                                $110,000.00
15 kW Generator (Requires Execution of 7.5 kW Generator)                 $106,000.00
25 kW Generator                                                                                           $556,000.00
25 kW Air Compressor Head                                                                        $94,000.00
25 kW Hydraulic Head                                                                                 $118,000.00

50 KW Generator (Requires Execution of 25 kW Generator)                    $121,000.00
100 kW Generator                                                                                            $571,000.00
100 kW Air Compressor Head                                                                       $103,000.00
100 kW Hydraulic Head                                                                                  $131,000.00
200 kW Generator (Requires Execution of 100 kW Generator)                 $137,000.00
1 MW Generator (Requires Execution of 200 kW Generator)                   $501,000.00
Total Generator Product Line Development                                        $3,171,000.00

Deliverables

7.5 kW Generator

Qty. 1 7.5 kW Generator

Qty. 1 7.5 kW Air Compressor Head

Qty. 1 7.5 kW Hydraulic Head

Qty. 1 Technical Data Packet (TDP) - To Include all system component mechanical drawings, assembly drawings, electrical drawings, PCB layouts, electronic control firmware executable and operator / maintenance manual. TDP shall be delivered in contractor / industry standard electronic format. Drawing levels shall be industry standard Level II, permitting third party manufacturers familiar with engine / generator production sufficient information to be able to manufacture.

15 kW Generator

Qty. 1 15 kW Generator

Qty. 1 Technical Data Packet (TDP) - To Include all system component mechanical drawings, assembly drawings, electrical drawings, PCB layouts, electronic control firmware executable and operator / maintenance manual. TDP shall be delivered in contractor / industry standard electronic format. Drawing levels shall be industry standard Level II, permitting third party manufacturers familiar with engine / generator production sufficient information to be able to manufacture.

25 kW Generator

Qty. 1 25 kW Generator

Qty. 1 25 kW Air Compressor Head

Qty. 1 25 kW Hydraulic Head

Qty. 1 Technical Data Packet (TDP) - To Include all system component mechanical drawings, assembly drawings, electrical drawings, PCB layouts, electronic control firmware executable and operator / maintenance manual. TDP shall be delivered in contractor / industry standard electronic format. Drawing levels shall be industry standard Level II, permitting third party manufacturers familiar with engine / generator production sufficient information to be able to manufacture.

50 kW Generator

Qty. 1 50 kW Generator

Qty. 1 Technical Data Packet (TDP) - To Include all system component mechanical drawings, assembly drawings, electrical drawings, PCB layouts, electronic control firmware executable and operator / maintenance manual. TDP shall be delivered in contractor / industry standard electronic format. Drawing levels shall be industry standard Level II, permitting third party manufacturers familiar with engine / generator production sufficient information to be able to manufacture.

100 kW Generator

Qty. 1 100 kW Generator

Qty. 1 100 kW Air Compressor Head

Qty. 1 100 kW Hydraulic Head

Qty. 1 Technical Data Packet (TDP) - To Include all system component mechanical drawings, assembly drawings, electrical drawings, PCB layouts, electronic control firmware executable and operator / maintenance manual. TDP shall be delivered in contractor / industry standard electronic format. Drawing levels shall be industry standard Level II, permitting third party manufacturers familiar with engine / generator production sufficient information to be able to manufacture.

200 kW Generator

Qty. 1 200 kW Generator

Qty. 1 Technical Data Packet (TDP) - To Include all system component mechanical drawings, assembly drawings, electrical drawings, PCB layouts, electronic control firmware executable and operator / maintenance manual. TDP shall be delivered in contractor / industry standard electronic format. Drawing levels shall be industry standard Level II, permitting third party manufacturers familiar with engine / generator production sufficient information to be able to manufacture.

1 MW Generator

Qty. 1 1 MW Generator

Qty. 1 Technical Data Packet (TDP) - To Include all system component mechanical drawings, assembly drawings, electrical drawings, PCB layouts, electronic control firmware executable and operator / maintenance manual. TDP shall be delivered in contractor / industry standard electronic format. Drawing levels shall be industry standard Level II, permitting third party manufacturers familiar with engine / generator production sufficient information to be able to manufacture.

Terms

1. APS shall upon successful contract award provide a detailed plan of action and milestone (POA&M) document. Monthly progress payments shall be made in accordance with the successful completion of stated milestones. It is understood that APS shall submit its monthly billing with terms of NET 30. A 10% deposit shall be required along with signed contract or purchase order to constitute acceptance by APS.

2. APS represents that it possesses the skill and ability to further develop the multi-role power generator systems, build prototypes, test and upgrade the multi-role power generator systems and market the technology for military use, contemporaneously with Aero Marine marketing the technology for commercial uses, and where it is deemed to the mutual benefit of APS and Aero Marine to enter into this Agreement upon the terms and conditions set forth.

NOW THEREFORE, in consideration for the mutual covenants and promises herein contained, the undersigned hereby agree to the following:

1.  Relationship Between APS and Aero Marine

a.  APS will finance the further development of the multi-role power generator systems, including upgrades and building a prototype, testing and marketing the technology to the military of the United States and all NATO countries.

b.  APS will expend its best efforts in production and modification of the technology to allow for maximum promotion, marketing and sales.

c.  Aero Marine will keep the exclusive rights to the intellectual property, including any patentable rights. Aero Marine will retain ownership of all of the technology, including upgrades, developments and modifications by APS.

d.  Aero Marine will be able to take sell the technology commercially for non-military purposes.

e.  Aero Marine shall receive twenty percent (20%) of the gross revenue from the sales of the Engine to the military. APS will receive five percent (5%) of the gross revenue from commercial non-military sales of the technology by Aero Marine.

f.  The terms of this Agreement shall last for a period of five (5) years unless terminated by joint agreement of the parties or pursuant to the terms of this Agreement and will be renewable for additional five-year periods upon agreement of the parties. This Agreement and any renewals shall be exclusive.

g.  Aero Marine and APS will use their best efforts to perform his duties and responsibilities pursuant to this Agreement.

2.  Non-Competition.

a.  During the term of this Agreement, neither APS nor Aero Marine, or any person employed or engaged by APS or Aero Marine to fulfill its duties under this Agreement, shall, directly or indirectly, compete with this Agreement in the promotion, marketing, sales and production of APS’ invention. The term “indirectly,” as used above, includes acting as a paid or unpaid director, officer, agent, employee of, or consultant to any enterprise, or acting as a proprietor or an enterprise, or holding any direct or indirect participation in any enterprise as an owner, partner, limited partner, joint venture, shareholder or creditor. The term “Restricted Business” means the use of the invention or its offshoots in any commercial manner. This provision shall not be construed to affect either parties performance under this agreement

b.  Neither Aero Marine nor persons employed or engaged by Aero Marine to fulfill its duties under this Agreement shall, directly or indirectly, disclose or use at any time, whether during the term of this Agreement or after its expiration or termination, any confidential information, knowledge or data relating to APS’ business or the products, technology and process of which Aero Marine or its employees, agents or contractors become aware in the course of their activities under this Agreement. Such information, knowledge or data includes, but is not limited to, client and customer lists, sale files or records, price information, Product specifications, trademark files or records, and warranty claims or reports, mailing lists and good will or other intangible property used or useful in connection with the business of the company signing this Agreement.

c.  Neither APS nor persons employed or engaged by APS to fulfill its duties under this Agreement shall, directly or indirectly, disclose or use at any time, whether during the term of this Agreement or after its expiration or termination, any confidential information, knowledge or data relating to Aero Marine’ business or the products, technology and process of which APS or its employees, agents or contractors become aware in the course of their activities under this Agreement. Such information, knowledge or data includes, but is not limited to, client and customer lists, sale files or records, price information, Product specifications, trademark files or records, and warranty claims or reports, mailing lists and good will or other intangible property used or useful in connection with the business of the company signing this Agreement.

d.  If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included in this Agreement, or shall find that the term or geographic scope of one or more of the separate covenants is unreasonably broad, the parties shall use their best good faith efforts to attempt to agree on a valid provision which shall be a reasonable substitute for the invalid provision. The reasonableness of the substitute provision shall be considered in light of the purpose of the covenants and the reasonable interests of the parties signing this Agreement. The substitute provision, then the invalid or unreasonably broad provision shall be deemed deleted or modified to the minimum extent necessary to permit enforcement.

3.  Confidentiality: Non-disclosure.

a.  The parties understand that each party may have access to customer lists, credit information, customer contracts, trade secrets, research data, drawings, product specifications, warranty information, production processes, supply sources, supply contracts, plans, models, sales data, cost, price and other financial information, and other materials of the other party and its customers and suppliers as they may exist from time to time. The parties agree that such information and materials are valuable and unique assets of each party’s business, and that disclosure of such items would be detrimental to the other party. Each party, therefore, agrees:

b.  The parties will not at any time, or in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever, any information of any kind, nature or description concerning any matters affecting or relating to the business of the other party, including without limiting the generality of foregoing the names of any of its customers, the prices it obtains or has obtained or at which it sells or has sold its products or at which it buys or has bought materials, components or other supplies, the methods or processes of production or manufacture of its products or any other information of, about or concerning the business of the other party, its relations with its employees, and its manner of operation, its plans, or other data of any kind, nature or description, the parties hereby stipulating that as between them the same are important, material, confidential and are trade secrets and gravely affect the effective and successful conduct of the business of the other party and its goodwill, and that any breach of the terms of this section is a material breach hereof.

c.  During and after the term of this Agreement, not to take, without the written consent of the other party, any notes, reports, calculations, plans, models, sales data, papers, drawings, documents, contracts, customer and supplier lists, diaries, phone information, trade secrets, research data, production processes, product specifications, blueprints, correspondence, memoranda, or other written records or materials belonging to the other party or in its possession. Both parties also covenant and warrant not to take any computer diskettes, magnetic tapes or other storage media in any tangible form containing such information. Upon termination of this Agreement, each party shall immediately deliver all the materials described in this paragraph to the other party.

d.  This non-disclosure and confidentiality covenant shall not affect Aero Marine or APS or their assigns from making normal-course disclosures pursuant to SEC regulations or from issuing press releases or from providing such information as may be necessary to carry out the terms and conditions of this Agreement and the obligations and duties contemplated thereunder.

e.  Injunction. Each party agrees that it would be difficult to measure damage to the other party from any breach by either party of this section, and that monetary damages are an inadequate remedy for such breach. Accordingly, each party agrees that if the other party shall breach the terms of this section, the non-breaching party shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain such breach without showing or proving any actual damage sustained by the breaching party.

4.  Termination.

a.  Either party may terminate this Agreement only after the occurrence of any of the following events, upon written notice to the other party allowing twenty (20) days to cure the breach:

i.  Either party’s failure to perform any of its obligations secured by this Agreement.

ii.  Either party’s voluntary abandonment of the business contemplated under this Agreement;

iii.  APS’ failure to provide the equipment or personnel to do the production and modification; provided, however, that such written notice by Aero Marine is delivered within ninety (90) days after the conclusion of such specified period;

iv.  Either party’s engaging in any practice with respect to the products, technology and process which is determined to be an illegal or unfair trade practice in violation of any applicable federal, state, provincial or local law, or, which in the opinion of counsel to a party, is an illegal or unfair trade practice in violation of any applicable federal, state, provincial or local law for a period of twenty (20) days after APS has notice of said violation;

v.  Either party’s falsification of any records or reports provided to the other party;

vi.  Either party’s failure to act in good faith and in a commercially reasonable manner in connection with its obligations under this Agreement;

vii.  Either party’s loss through failure to renew or because of suspension, cancellation or revocation for a period of fifteen (15) days or more, of any Federal, state or local license required by law and necessary in carrying out the provisions of this Agreement.

viii.  Any change in APS’ active management, which change, in the opinion of Aero Marine, will have a material effect on Aero Marine’s ability to market and promote the products. Such a change includes, but is not limited to, a breach of the provisions of this Agreement or APS’ shutdown for a period of thirty (30) days.

ix.  Any change in Aero Marine’s active management, which change, in the opinion of APS, will have a material effect on APS’ ability to market and promote the products. Such a change includes, but is not limited to, a breach of the provisions of this Agreement or Aero Marine’s shutdown for a period of thirty (30) days.

b.  In the event of termination, the parties may still assert any other remedies against the other that they would have had in the event of a breach of this Agreement.

c.  After the expiration of this Agreement, or termination of this Agreement in accordance with this Section 4, neither party shall have any other rights or obligations in respect of each other except that any such expiration or termination shall be without prejudice to the rights and obligations of the parties in respect to the prospects already leased or developed.

5.  Disputes; Provisions for Arbitration. The parties hereto agree that any dispute shall be arbitrated under the rules of the American Arbitration Association.

6.  Specific Performance. The parties understand and agree that the subject matter and mutual commitments set forth in this Agreement are unique and, for that reason among others, the respective parties will be irreparably damaged in the event that this Agreement is not specifically enforced. Accordingly, in the event of any breach or default in this Agreement or any of its terms or provisions hereof by any party hereto, the other party hereto shall have the right to demand and have specific performance of this Agreement. APS will take all commercially reasonable steps to market to the Military of the US and NATO countries and build the multi-role power generator systems to a high quality, with costs of production and sale reasonable in light of competitors pricing. APS will take all steps to avoid any drop in quality and will notify Aero Marine of any inability to produce the expected quality multi-role power generator systems.

7.  New Technology. All new technology developed belongs to Aero Marine, however APS can use said new technology fully for military application in the US and all NATO countries.

8.  Specific Development. The technology, which shall include a technical data packet, shall also include the development and manufacture of pneumatic and hydraulic generation modules that can be operated by each “half” engine. APS shall develop scaling for valves, injectors and overall displacement as well as developing load balancing and transfer switches for the generator systems.

9.  APS Preferred Manufacturer. APS shall remain the preferred manufacturer providing its manufacturing costs do not exceed the cost of equal quality workmanship and product by more than 20%. APS manufacturing capacity shall support the multi-level international distribution of the generators. Orders must be manufactured in a reasonable time, which needs to be defined according to industry standards. If delays of more than 4 - 6 weeks are incurred, APS will need to increase its manufacturing capacity.

10.  Inspection and Review. Aero Marine shall have the right, upon appropriate notification, to visit the manufacturing facilities and review issues of importance such as quality control and new product development with the APS management. Aero Marine shall have the right to access the APS financial books with regard to manufacturing costs, since this Agreement is a “cost-plus” agreement.

11.  Proprietary Information. All information and technology is proprietary and belongs to Aero Marine. APS will not have the right to publicly reveal trade secrets or privileged information. All Intellectual Property sensitive material and technology shall be treated as confidential and privileged information. It is expected that APS shall act as guardian of the technology. Information shall be shared on a confidential basis to APS clients. Any breach of confidentiality or leak of privileged information to competitors or potential competitors shall be considered a breach of contract.

12.  Change of Management. Should APS sell its manufacturing business to a third party, Aero Marine shall no longer be bound by this Agreement, unless Aero Marine renews this Agreement with the new owner. APS cannot sell its manufacturing business or engineering facilities to any competitor or potential competitor of Aero Marine. Aero Marine shall have the right of refusal of any sale, but shall not withhold approval unreasonably, unless the sale would cause clear damage to Aero Marine.

13.  Binding Effect. Except as otherwise expressly provided in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their heirs, personal representatives, successors and assigns. Each party to this Agreement covenants that he will execute such reasonable documents and perform such reasonable acts as may be required from time to time to carry out the terms and conditions of this Agreement.

14.  Governing Law. This Agreement shall be governed by and interpreted by the laws of the State of Nevada.

15.  Force Majeure. APS shall use its best efforts to fill orders promptly and to meet requested dates of shipment. APS shall not be liable for delays in delivery or failure to manufacture due to causes beyond its reasonable control, such as acts of God, acts of Aero Marine, acts of civil or military authorities, fires, strikes, floods, wars, riots and other causes of any similar nature.

16.  Notices. All notices provided for by this Agreement shall be made in writing by delivering personally or by mailing of such notice to the parties hereon, registered or certified mail, postage prepaid, at the following addresses or at such other addresses designated in writing by one party to the other:

APS:                                       381 Old Riverhead Road, Suite 12
Washington Beach, NY 11978

Aero Marine:                        One World Trade Center
121 SW Salmon Street, Suite 1100
Portland, OR 97204

and

Richard E. Fowlks
Attorney at Law
1607 NE 41st Avenue
Portland, OR 97232

17.  Attorney’s Fees. In the event an action shall be brought by any party hereto to enforce the terms referred to in this Agreement, or any controversy arising therefrom, the prevailing party in each suit shall be entitled to the payment of reasonable attorney’s fees which shall be fixed by the court or the arbitrator.

18.  Remedies. The parties hereto agree and acknowledge that the obligations of the parties described in this Agreement herein are of a unique and special nature and the aggrieved party will not have an adequate remedy at law in the event of failure of a party to abide by such terms and conditions nor will money damages adequately compensate for such injury. It is, therefore, agreed between the parties that for any violation by the other party of the terms and conditions of this Agreement, a restraining order or an injunction may be issued or a decree of specific performance be ordered by court of equity, in addition to any other right or remedies which the parties may have at law or in equity.

19.  Subject Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included solely for the purpose of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement.

20.  Amendments. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.

21.  Personal Nature of Agreement; Limitations on Assignment. The benefits of this Agreement may be assigned to an entity or entities which are owned and/or controlled by one or more of the parties hereto. However, this Agreement is made on a personal level among the parties and each party agrees that, on an individual basis, there will be no substitution or authorization of a third party to become a party to this Agreement or to perform services on behalf of the other party except with the prior written agreement and authorization of all parties to this Agreement. The parties are very comfortable with their relationship with each other but neither party wants to become involved with a third party without first receiving written notice and giving their prior written consent thereto.

22.  Entire Agreement and Waiver. This Agreement contains the entire Agreement between the parties hereto, and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties hereto relating to the subject matter hereof. There are no other understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement. There are no representations, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein by any party hereto. No supplement, modification or termination of any term or condition shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or shall constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

23.  Representation of Authority to Execute Agreement. Each party to this Agreement represents that he has full power and authority to execute this

Agreement and that the execution of this Agreement is not contrary to any existing security agreement or obligation of the undersigned.

24.  Counterparts. This Agreement may be executed under one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

25.  Additional Documents. Both parties agree to execute any additional documents or agreements contemplated by this Agreement or required hereunder.

IN WITNESS WHEREOF, the parties hereto have entered into and caused this Agreement to be executed by persons duly authorized.

Adaptive Propulsion Systems    Aero Marine Engine, Inc.

By:/s/ Billy Silhan                                                         By:/s/ Raymond Brouzes
           Billy Silhan, President                                                   Raymond Brouzes, President

Dated: January 13, 2005                                                Dated: January 13, 2005